Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3/A) and related Prospectus of Pernix Therapeutics Holdings, Inc., and to the incorporation by reference therein of  our report dated March 2, 2015, with respect to the consolidated financial statements and the effectiveness of internal controls over financial reporting of Pernix Therapeutics Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

July 28, 2015